UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2009

RAINIER PACIFIC FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-50362	87-0700148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1498 Pacific Avenue, Tacoma, Washington	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (253) 926-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 5, 2009, Rainier Pacific Financial Group, Inc. (the “Company”) received a letter from Nasdaq Stock Market (“Nasdaq”) indicating that, for the last 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 minimum bid price required for continued listing on the Nasdaq Global Market under Marketplace Rule 5550(a)(2).  The notification has no effect on the listing of the Company’s common stock at this time.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days from the date of the Nasdaq letter, or until May 5, 2010, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days; and Nasdaq may, in its discretion, require a minimum of 20 consecutive business days.  If the Company does not regain compliance by May 5, 2010, Nasdaq will provide written notification to the Company that the Company’s common stock is subject to delisting.  Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing criteria on May 5, 2010 for the Nasdaq Capital Market, with the exception of the bid price requirement.  If it meets the initial criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period.

The Company issued a press release announcing its receipt of the notice from Nasdaq described herein. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits.

(d)             Exhibits

99.1           Press Release of Rainier Pacific Financial Group, Inc. dated November 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAINIER PACIFIC FINANCIAL GROUP, INC.

Date: November 6, 2009	/s/John A. Hall
John A. Hall
President and Chief Executive Officer
(Principal Executive Officer)